Exhibit 2.1

AMENDMENT NO. 1 TO
STOCK SUBSCRIPTION AGREEMENT

This AMENDMENT NO. 1 TO STOCK SUBSCRIPTION AGREEMENT, dated as of October 19, 2016 (this “Amendment”), is entered into by and among Mercury Fortuna Buyer, LLC, a Delaware limited liability company (“Buyer”), CCHN Group Holdings, Inc., a Delaware corporation (the “Company”), and The Providence Service Corporation, a Delaware corporation and owner of all of the capital stock of the Company (“Prometheus”).

WHEREAS, on August 28, 2016, Buyer, the Company and Prometheus entered into that certain Stock Subscription Agreement (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”). Unless otherwise defined in this Amendment, capitalized terms have the meanings set forth in the Agreement.

WHEREAS, Buyer, the Company and Prometheus desire to amend the Agreement to provide for certain changes to the terms thereof.

WHEREAS, pursuant to Section 10.2 of the Agreement, the Agreement may be amended or modified by an agreement in writing duly executed by Buyer, the Company and Prometheus, each of which have executed this Amendment.

NOW, THEREFORE, the parties agree as follows:

Section 1          Amendment.

(a)     The second recital of the Agreement is hereby deleted in its entirety and replaced with the following: “WHEREAS, the Company desires to issue, sell and deliver to the Buyer and the Buyer desires to subscribe for, purchase, acquire, accept and receive from the Company, 532 shares of Common Stock (the “Shares”);”

(b)     The fourth recital of the Agreement is hereby deleted in its entirety and replaced with the following: “WHEREAS, immediately following the Closing, the Buyer will own 53.2% (the “Buyer Equity Percentage”) of the issued and outstanding shares of Common Stock and Prometheus will own, directly or indirectly, 46.8% (the “Prometheus Equity Percentage”) of the issued and outstanding shares of Common Stock;”

(c)     The seventh recital of the Agreement is hereby deleted in its entirety and replaced with the following: “WHEREAS, to fund the near-term cash needs of the Business following the Closing, Prometheus and Buyer shall contribute (or cause to be contributed) to the capital of the Company an amount equal to 46.8% and 53.2%, respectively, of the Additional Cash Contribution Amount; and”

(d)     Section 1.2(c) of the Agreement is hereby deleted in its entirety and replaced with the following: “Prometheus and Buyer shall each pay, by wire transfer of immediately available funds (to an account or accounts designated by the Company at least two Business Days prior to the Closing Date), an amount equal to 46.8% and 53.2%, respectively, of the Additional Cash Contribution Amount as a contribution to the capital of the Company, and”

(e)     Section 1.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following: “If (i) the Distribution Amount (as increased or reduced, if applicable, pursuant to Section 1.3(b)) is a positive number, the Company shall pay or cause to be paid by the Target Companies, by wire transfer of immediately available funds (to the account or accounts designated by Prometheus at least two Business Days prior to the Distribution Date), to Prometheus an aggregate amount equal to the Distribution Amount, and (ii) the Distribution Amount (as increased or reduced, if applicable, pursuant to Section 1.3(b)) is a negative number, Prometheus shall pay or cause to be paid, by wire transfer of immediately available funds, to the Company an aggregate amount equal to the absolute value of the Distribution Amount as a contribution to the Company’s capital (and no equity interest shall be issued to Prometheus in exchange for such contribution) and the entire amount of the Distribution Amount will be retained by the Company and not paid to Prometheus); and”

(f)     Section 1.3(b) of the Agreement is hereby deleted in its entirety and replaced with the following: “If (i) the Aggregate Estimated Closing Amount exceeds Target Working Capital, the Distribution Amount shall be increased by an amount equal to such excess, and (ii) Target Working Capital exceeds the Aggregate Estimated Closing Amount, the Distribution Amount shall be decreased by an amount equal to such excess, and, in each case, the Distribution Amount, as adjusted pursuant to this Section 1.3(b) shall be paid in accordance with Section 1.3(a) above; and”

(g)     The first sentence of Section 5.13(d) of the Agreement is hereby deleted in its entirety and replaced with the following: “All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with the Contemplated Transactions shall be paid 53.2% by the Buyer, on the one hand, and 46.8% by Prometheus, on the other hand, when due; provided that Prometheus shall bear all Transfer Taxes incurred in connection with the payment of the Promissory Note.”

(h)     Section 5.16 of the Agreement is hereby deleted in its entirety and replaced with the following: “Prior to the Closing, the Company shall conduct a stock split pursuant to which Prometheus’s single share of Common Stock shall become 468 shares of Common Stock.”

(i)     Section 8.4(a)(i) of the Agreement is hereby amended by deleting “$2,687,000.00” in the first and last sentences thereof and replacing it with “$5,375,000.00”.

(j)     Section 9.1 of the Agreement is hereby amended by deleting “$238,000,000.00” in the definition of “Financing Amount” and replacing it with “$198,000,000.00”.

(k)     Section 9.1 of the Agreement is hereby further amended by deleting the definition of “Financing Proceeds” in its entirety and replacing it with the following: ““Financing Proceeds” means the proceeds to be received by the Company pursuant to the term loans under the Debt Financing, which shall be in an aggregate amount equal to $198,000,000, minus the fees and expenses payable pursuant to the Commitment Letter and the Fee Letter as in effect on October 19, 2016 (or as otherwise agreed to by Prometheus and Buyer in accordance herewith) plus commitments of at least $10,000,000.00 under the revolver.”

(l)     Section 9.1 of the Agreement is hereby further amended by deleting “$179,700,000.00” in the definition of “Subscription Price” and replacing it with “$180,614,000.00”.

Section 2       Financing. Buyer, the Company and Prometheus agree that receipt by the Company or one or more of its Subsidiaries of debt financing proceeds, in an aggregate amount equal to $198,000,000 (minus applicable fees and expenses and plus commitments of at least $10,000,000.00 under the revolver) pursuant to that certain Credit Agreement, dated as of October 19, 2016, among Community Care Health Network, LLC (“Borrower”), the banks and other financial institutions party thereto, SunTrust Bank, as Administrative Agent, CCHN Holdings, LLC and the Subsidiaries of Borrower party thereto (the “Credit Agreement”) shall satisfy the condition set forth in Section 6.1(c) of the Agreement. For all purposes under the Agreement, the Equity Commitment Letter and the Guarantee, the Debt Commitment Letter shall be deemed to have been amended in a manner consistent with the terms and conditions of the Credit Agreement immediately upon the entry into such agreement in the form previously presented to Prometheus, and the Debt Financing shall be the financing contemplated thereby.

Section 3         R&W Policy(a).

(a)     Buyer, the Company and Prometheus agree that the R&W Policy has been obtained for all purposes under the Agreement, including, without limitation, Sections 8.4(a) and 8.5(e) thereof.

(b)     To the extent a loss covered by the R&W Policy is incurred by the Company or one or more of its Subsidiaries, and not directly by Buyer (or other Buyer Indemnitees), and the insurance proceeds payable with respect thereto are not reduced due to the Actual Knowledge of the Rollover Deal Team Members (each as defined in the R&W Policy), Buyer and Prometheus agree that Buyer (or the applicable Buyer Indemnitees) shall direct the insurer under the R&W Policy to pay such proceeds to the Company (or its applicable Subsidiaries). To the extent a loss covered by the R&W Policy is incurred by the Company or one or more of its Subsidiaries, and not directly by Buyer (or other Buyer Indemnitees), and the insurance proceeds payable with respect thereto are reduced due to the Actual Knowledge of the Rollover Deal Team Members, such proceeds shall be for the benefit of Buyer or the applicable Buyer Indemnitees. To the extent a loss covered by the R&W Policy is incurred by and directly borne by Buyer (or other Buyer Indemnitees) and not the Company or one or more of its Subsidiaries, the insurance proceeds payable with respect thereto shall be for the benefit of Buyer or the applicable Buyer Indemnitees.

(c)     Buyer shall provide copies to Prometheus and the Company of any claims, notices or other correspondence with the insurer under the R&W Policy.

Section 4         Bonus Plan. If and when any amounts are due to employees of the Company or its Subsidiaries pursuant to the CCHN Group Holdings, Inc. 2014 Cash Bonus Plan (the “Plan”), Prometheus shall instruct the Escrow Agent to disburse such amounts from the Cash Bonus Plan Escrow Property (as defined in that certain Escrow Agreement, dated as of October 23, 2014, by and among Prometheus, MM Holders’ Representative, LLC, as the Holders’ Representative thereunder, and Wilmington Trust, N.A., as escrow agent (the “Escrow Agent”), as amended) to the Company or its applicable Subsidiaries, as intermediary, for further payment to such employees in satisfaction of such payment obligation, and, upon receipt of any such funds, the Company shall (and Buyer shall cause the Company to) pay such amounts (as calculated by Prometheus) to such employees (as directed by Prometheus) and be solely responsible for the payment of such amounts (and, for the avoidance of doubt, not the calculation or direction of such amounts). For the avoidance of doubt (i) such amounts shall be deemed for income tax purposes to constitute a capital contribution to the Company retroactive to immediately prior to the Closing, but shall not affect the computations under Sections 1.3 and 1.4 of the Agreement or be treated as Capital Contributions (as defined in the Operating Agreement) and (ii) Prometheus shall continue to be the administrator of the Plan.

Section 5           Effect on the Agreement. Except as modified by this Amendment, all of the terms of the Agreement are hereby ratified and confirmed and shall remain in full force and effect. Nothing in this Amendment shall be construed to modify any provision of the Agreement other than those specifically amended as set forth above. This Amendment shall be construed as one with the Agreement, and the Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

Section 6           General Provisions. The terms and provisions of Article 10 of the Agreement hereby are incorporated by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

CCHN GROUP HOLDINGS, INC.

By:     /s/ David Shackelton
           Name: David Shackelton
           Title: Treasurer & Chief Financial Officer

THE PROVIDENCE SERVICE CORPORATION

By:     /s/ James M. Lindstrom
           Name: James M. Lindstrom
           Title: Chief Executive Officer

Mercury Fortuna Buyer, LLC

By:     /s/ Ben Magnano
           Name: Ben Magnano
           Title: President, Treasurer & Authorized Person

[Signature Page to Amendment No. 1 to Stock Subscription Agreement]